Exhibit 10.16

THE SHARES ISSUABLE UPON VESTING OF THIS AWARD WILL NOT BE RELEASED TO YOU UNTIL ALL
APPLICABLE MONETARY OBLIGATIONS HAVE BEEN COLLECTED FROM YOU OR HAVE OTHERWISE BEEN PROVIDED FOR.
VIRCO MFG. CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
TO:     [Participant]
     To encourage your continued service as a director of Virco Mfg. Corporation (the “Company”), you have been granted this restricted stock unit award (the “Stock Units”) pursuant to the Company’s 1997 Stock Incentive Plan (the “Plan”). The Stock Units represent the right to receive shares of Common Stock of the Company (the “Shares,” and together with the Stock Unit, the “Award”) subject to the fulfillment of the vesting conditions regarding the Stock Units set forth in this agreement (this “Agreement”).
     The terms of the Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The most important terms of the Award are summarized as follows:
     1.     Award Date: January 13, 2006
     2.     Number of Stock Units Subject to this Award: [___]
     3.     Consideration for Shares Issuable Pursuant to this Award: $0.01 per share (the “Per Share Consideration”)
     4.     Vesting Schedule: The Award will vest according to the following schedule:
(a)	Stock Unit: The Stock Units will be fully vested on July 5, 2006 (the “Stock Unit Vest Date”) and you will at that time be entitled to receive the Shares on the terms and conditions set forth in this Agreement.

(b)	Shares: The transferability of the Shares will be subject to the conditions set forth in this Agreement.
5.	Conversion of Stock Units, Issuance of Shares, Vesting and Status as a Stockholder.
(a)	Conversion of Stock Units; Issuance of Shares. On the Stock Unit Vest Date, one Share will be issuable for each Stock Unit, subject to the terms and provisions of the Plan and this Agreement. Thereafter, the Company will transfer such Shares to you upon payment by you of the Per Share Consideration contemplated by Section 7(b). No fractional shares will be issued under this Agreement.

(b)	Vesting of Stock Unit. Your Stock Units will be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. Subject to your continued service as a member of the Board of Directors (the “Board”), the Stock Units will become vested pursuant to the terms of Sections 4(a) and 6.

(c)	Your Status as a Stockholder. Until the Stock Units are converted to Shares pursuant to Section 5(a) hereof, you will have no rights as a stockholder (including, without limitation, any voting or dividend rights with respect to the Shares). Following the conversion of the Stock Units to Shares, you will be recorded as a stockholder of the Company with respect to the Shares subject to the Award and will have voting and dividend rights with respect to the Shares, unless and until any such Shares are transferred back to the Company.
     6.     Termination of Directorship. Subject to Section 10(b), the Stock Units will terminate automatically and be forfeited to the Company immediately and without further notice if you resign or are voluntarily or involuntarily terminated from the Company’s Board prior to the Stock Unit Vest Date. In case of the involuntary termination of your directorship, the Award will automatically terminate upon first notification to you of such termination, unless the Committee determines otherwise. If your directorship is suspended pending an investigation of whether you should be involuntarily terminated, all of your rights under the Award likewise will be suspended during the period of investigation. No Shares will be issued or issuable with respect to any portion of the Stock Units that terminate unvested and are forfeited.
     7.     Per Share Consideration and Taxes.
(a)	Generally. You are ultimately liable and responsible to pay the Per Share Consideration for any Shares issuable under the Award and for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to assisting you with meeting your tax obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax obligation in connection with the grant or vesting of the Award or any subsequent sale of Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate your tax liability.

(b)	Payment of Per Share Consideration. You must arrange for the payment of the amount you owe in connection with the conversion of the Stock Units to Shares (the “Conversion Obligation”), which will be calculated by multiplying the Per Share Consideration by the number of Stock Units awarded hereunder. To satisfy your Conversion Obligation, you must deliver to the Company an amount the Company determines is sufficient to satisfy the Conversion Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a certified or personal check payable to the Company, c/o the Company’s Chief Financial Officer, 2027 Harpers Way, Torrance, CA 90501, or such other address as the Company may from time to time direct, or (iii) such other means as the Company may establish or permit, including the retention of Shares (as described in Section 7(c) below).

(c)	Right to Retain Shares. The Company will not issue Shares until you satisfy the Conversion Obligation. To the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Stock Units or from other amounts payable to you, Shares or cash having a value sufficient to satisfy the Conversion Obligation.

(d)	Sale of Shares to the Company for Tax Purposes. The Company will determine in good faith the amount of the domestic or foreign tax obligation resulting from the vesting of the Stock Units on the Stock Unit Vest Date, whether national, federal, state or local, including any social tax obligation (the “Tax Obligation”). You may, up to and including the Stock Unit Vest Date, elect for the Company to withhold a whole number of Shares issuable in respect of the Stock Units as the Company determines to be appropriate to generate cash proceeds sufficient for you to satisfy your Tax Obligation. The Company will notify you ten business days prior to the Stock Unit Vest Date of your right to make this election. The value of the Shares withheld by the Company pursuant to this Section 7(d) will be calculated using the closing price recorded for the Company’s Common Stock on the American Stock Exchange on the Stock Unit Vest Date.
     8.     Registration. You will not be able to transfer or sell Shares issued to you pursuant to the Award unless exemptions from registration under applicable securities laws are available or such a registration statement is made effective. You agree that any resale by you of the Shares issued pursuant to the Award will comply in all respects with the requirements of all applicable securities laws, rules and regulations.
     9.     Adjustments to Common Stock. If the Common Stock underlying this Award is increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding Common Stock, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction will provide otherwise, the Company will make appropriate and proportionate adjustments in the number and type of Shares that may be acquired pursuant to this Award.
     10.     Accelerated Vesting. In the event of your death or a change in control of the Company, this Award (whether Stock Units or Shares) in whole will immediately vest.

     11.     Transfer Restrictions. The Stock Units and the Shares, will not be sold, assigned, transferred or pledged without the prior written consent of the Company. If the Company consents to any such sale, assignment, transfer or pledge, you will cause any proposed purchaser, assignee, transferee or pledgee of any Shares to agree to take and hold such Shares subject to the provisions and upon the conditions specified in this Agreement and the Plan to the extent deemed appropriate by the Company.
     12.     Dividend Payments. In the event the Company declares a cash dividend on shares of its Common Stock, such dividend will also be payable to holders of the Shares, but shall not be payable with respect to the Stock Units, unless the Company determines otherwise.
     13.     Limitation on Rights; No Right to Future Grants; Extraordinary Item. By entering into this Agreement and accepting the Award, you acknowledge that: (i) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (ii) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (iii) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Committee; (iv) your participation in the Plan is voluntary; (v) the value of the Award is an extraordinary item which is outside the scope of any agreement you may have with the Company, if any; (vi) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you will have no entitlement to compensation or damages as a consequence of your forfeiture of any Unvested Shares of the Award or the Stock Units prior to the Stock Unit Vest Date as a result of the termination of your employment by the Company for any reason; (vii) the future value of the Shares subject to the Award is unknown and cannot be predicted with certainty, (viii) neither the Plan, the Award nor the issuance of the Shares confers upon you any right to continued service as a director of the Company, nor do they limit in any respect the right of the Company’s stockholders or the Company to terminate your status as a director or other relationship with the Company at any time and (ix) in the event that you are not a direct employee of Company, the grant of the Award will not be interpreted to form an employment relationship with the Company; and furthermore, the grant of the Award will not be interpreted to form an employment contract with the Company.

     14.     Execution of Award Agreement. Please acknowledge your acceptance of the terms and conditions of the Award by signing the original of this Agreement and returning it to the Company’s Chief Financial Officer. If you do not sign and return this Agreement, the Company is not obligated to provide you any benefit hereunder and may refuse to issue Shares to you under this Award.
     15.     Vesting Blackout Dates. If the Stock Unit Vest Date occurs on a date that is the subject of a Company imposed trading blackout, the Stock Unit Vest Date shall be delayed until, and shall occur on, the commencement of the immediately succeeding Company approved trading window.

Very truly yours, VIRCO MFG. CORPORATION
By:
Name:
Title:

ACCEPTED BY:

Taxpayer I.D. Number	<<Participant>>

Address: